Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Financial Highlights" in the Class A, Class B, and Class C Shares' Prospectus for
Federated High Income Bond Fund, Inc. and under the caption
"Independent
Registered Public Accounting Firm" in the Class A, Class B, and Class C
Shares' Statement of Additional Information for Federated
High Income Bond
Fund, Inc. in Post-Effective Amendment Number 52 to the
Registration
Statement (Form N-1A, No. 2-60103) of Federated High Income
Bond Fund, Inc.
and to the incorporation by reference of our report dated
May 9, 2005 on
Federated High Income Bond Fund, Inc. included in the Annual
Report to
Shareholders for the fiscal year ended March 31, 2005.




ERNST & YOUNG LLP


Boston, Massachusetts
May 25, 2005